Exhibit 99.2

Company: TRANSENTERIX, INC.

Conference Title: Q1 2019 TransEnterix Inc. Earnings Call

Moderator: Mark Klausner

Date: May 9, 2019

PRESENTATION

Operator

Good afternoon, ladies and gentlemen and welcome to the TransEnterix First Quarter 2019 Financial Operating Results Conference Call. As a reminder, this call is webcast live and recorded. It is now my pleasure to introduce your host Mr. Mike Klausner, of Westwicke Partners. Please go ahead, sir.

Mark R. Klausner – Westwicke Partners, LLC - Managing Partner

Good afternoon, and thank you for joining us for the TransEnterix First Quarter Conference Call. Joining us on today's call are TransEnterix President and Chief Executive Officer Todd Pope; and its Executive Vice President and Chief Financial Officer, Joe Slattery. I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our website. To access the webcast, please visit the events link in the IR section of our website, transenterix.com. Before we begin, I would like to caution listeners that certain information discussed by management during this conference call including guidance related to the number of Senhance systems expected to be sold in the second quarter of 2019 are forward-looking statements covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company's business. The company undertakes no obligation to update the information provided on this call. For discussion of risks and uncertainties associated with TransEnterix business, I encourage you to review the company's filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2018, filed on February 27, 2019, and the Form 10-Q for the quarter ended March 31, 2019, expected to be filed shortly and the other filings we make with the SEC. During this call, we will also present certain non-GAAP financial information related to adjusted net loss and adjusted earnings per share. Management believes that non-GAAP financial measures taken in conjunction with U.S. GAAP financial measures provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of the company's core operating results. Management uses non-GAAP measures to compare our performance relative to forecast and strategic plans to benchmark our performance externally against competitors and for certain compensation decisions. Reconciliations from U.S. GAAP to non-GAAP results are presented in the tables accompanying our earnings release, which can be found in the Investor Relations section of our website.

With that, it's my pleasure to turn the call over to TransEnterix President and Chief Executive Officer, Todd Pope.

Todd M. Pope – TransEnterix, Inc. – CEO, President & Director

Thank you, Mark, and welcome to our first quarter 2019 conference call. We will begin today's call by providing a high level overview of our first quarter performance and the progress we have made towards our strategic priorities for the year. I will then turn the call over to Joe to provide a financial overview, after which we will open up the line for questions. Starting with our first quarter performance. During the first quarter, we reported revenue of $2.2 million comprised of 1 system sale as well as instruments, accessories and service. System was sold to an end user hospital in Taiwan. Obviously, the fact that our system sales came in below our expectations during the quarter is disappointing. As we stated before, capital sales are inherently difficult to predict, particularly when working with the developing pipeline. Each of the pipeline sales that did not occur in the quarter have their own reasons that caused them to be delayed ranging from a change in decision-maker, to a longer than anticipated time to convert surgeon interest into an order from hospital administration. While we believe that all of the sales identified remain opportunities, we did not necessarily expect all of them to close in the second quarter. Having said that, we believe that our longer-term pipeline remains strong and as I will detail in a minute, we have taken a number of actions in the quarter that we believe will make us even more competitive in the market. I'd now like to spend some time discussing the progress against our strategic priorities for 2019. As a reminder, these priorities are: focus on driving the adoption of digital laparoscopy with Senhance in the U.S., implement key instrument expansions in the U.S., advance the technological capabilities of Senhance throughout the integration of surgical image analytics technologies, and continue to facilitate the commercial adoption of Senhance in Asia. Taking each of these in order, we place driving the adoption of digital laparoscopy with Senhance in the United States at the top of our list for 2019 because the U.S. represents the largest potential opportunity for Senhance. The current focus on adoption is the next phase of our commercial U.S. strategy, following our initial launch activities last year. When we discuss adoption, we include activities in addition to new system sales. Importantly, our success in adoption is also demonstrated by our driving the utilization on our installed base, both in the number and diversity of procedures and the number of surgeons actively utilizing our systems. This growing foundation of committed users will enable peer-to-peer selling among surgeons to complement our own selling and marketing investments, and drive increasing system sales over time. Thus far in 2019, we've made solid progress in transforming our current U.S. installed base into reference sites, with engaged high-volume surgeons. This has included investing time helping these sites get up and running including activities like installation, training surgeons, credentialing proctors and ensuring quality outcomes. Today, some of the U.S. installations now have enough experience with the system to allow us to bring in potential customers, and interact real-time with current Senhance users. We anticipate that additional installations will come up to speed shortly into these sites together with new customers will grow our hospital reference base throughout the year. We have previously been limited in scheduling large numbers of surgeons to attend live case observations. To address this challenge, we have begun to program to broadcast live surgery utilizing Senhance to surgeons throughout the world. Three live surgical broadcasts occurred in Q1, and more are planned throughout the year. These broadcasts are vital tools to help surgeons envision how they can implement Senhance in their own practice. We're also continuing to focus on physician education, and peer-to-peer interactions as evidenced by our activity at last month's Society of American Gastrointestinal and Endoscopic Surgeons meeting in Baltimore, Maryland. At the SAGES meeting, we were able to turn our efforts to expand adoption into rich user base content for the meeting. For the first time, we had a U.S. surgeon, Dr.  Robert Marema from Flagler Hospital, conducting multiple in-booth presentations to share his experience with the Senhance. Another first for this meeting was the TransEnterix symposium, which included a panel of 3 surgeon users, 2 from the United States and 1 from Europe. These surgeons varied in experience from one who has had the system for 4 weeks and performed 14 cases, to a surgeon with more than 300 Senhance procedures, offering a broad array of perspectives to the attending audience. Let me share some color on each one of these surgeons and the focus of their presentations. Dr. Amit Trivedi has worked in private practice for nearly 20 years, as part of a high volume laparoscopic group covering multiple hospitals, and he is currently chair of the Department of Surgery at Hackensack Meridian Health, Pascack Valley Hospital in New Jersey. He is a new user who began performing Senhance surgery just 1 month before attending SAGES. In his presentation, Dr. Trivedi shared his first month of experience during which he performed 14 surgeries. He discussed that he was attracted to the Senhance because of the ability to leverage his laparoscopic experience, advanced technologies like eye tracking camera control and haptic feedback and the cost effectiveness of the system. He also noted that Senhance provided him an opportunity to be a leader in the implementation of new technology in the local market. Dr. Marema was an early adopter of laparoscopy and he has been performing laparoscopic surgery at high volumes for nearly 3 decades. Currently serves as the Medical Director of Bariatric and General Surgery at Flagler Hospital in Florida. Dr. Marema began using Senhance in late 2018. He was drawn to the system due to its open architecture, the open platform, which allows direct visualization of the surgical field and the patient, the fact that the system was staff friendly, and that it allowed OR personnel to integrate quickly into the team. At the time of his SAGES presentation, Dr. Marema had completed 40 cases using Senhance, performing a wide variety of procedure types. He noted that the use of familiar laparoscopic motion as well as maintaining laparoscopic triangulation and port placement resulted in a rapid learning curve for him and his surgical team. Finally, Dr. Dietmar Stephan from St. Marien hospital in Seigen, Germany discussed his extensive case history with the system. Dr. Stephan has over 2 years of hands-on experience with Senhance, during which time he has successfully completed over 300 cases across hernia repair, cholecystectomy, colorectal and upper GI procedures. Dr. Stephan highlighted the rapid docking in short turnover times achieved at his hospital. He also presented the advanced procedures now enabled by Senhance with the use of ultrasonic energy, as well as his experience utilizing 3-

millimeter instruments for virtually scarless procedures. One of the other highlights at SAGES was the introduction of the Senhance surgical simulator. This has been a significant development project over the past 3 years that we're very proud of and we're receiving high marks from surgeons that were able to get their hands on for the first time. The simulator leverages our existing surgeon cockpit, and mimmicks the robotic arms for a number of applications. These include providing for more cost-effective demonstrations, offering users the ability to practice without the need for a full system or a bedside assistant, and a test for skills with standardized exercises for laparoscopic and robotic surgery. The simulator offers a complete experience including our exclusive eye tracking camera control and haptic feedback. It also will serve as an engine on which we can continue to expand our image analytics and augmented intelligence capabilities. Notably, this is the first time haptics are enabled in a robotic surgery simulator. Recognizing the progress being made with the Senhance platform and instrumentation, including the simulator, our growing case experience and the ability to leverage reference sites, we've been focused on expanding our commercial infrastructure in the U.S. to accelerate the adoption of Senhance. Since the beginning of the year, we've made a number of high quality hires in new roles in capital sales, marketing and training. These new hires have significant experience in developing and executing successful commercial strategies for medical devices, coming from leading medical technology companies, as well as surgical robotics companies. From a sales perspective, we have begun to expand our geographical presence to include the West Coast and also brought on significant early-stage robotic sales capabilities. We have added significant marketing and market development experience to increase Senhance awareness and pipeline maturation, and also to support customer marketing objectives once the installation occurs. Equally as important, we have brought on talent with demonstrated ability to create and build world-class training programs, as well as customer clinical support programs. All of our hires have deep functional expertise, with most of them bringing long-standing relationships with surgeons that are forward thinking and are attracted to new technology. Additionally, we are in the final stages of recruiting a Vice President of sales for the U.S., and we expect to have this person hired and onboarded in the second quarter. Now, shifting gears to implementation of key instrument expansions in the U.S. Expanding on our significant strides in 2018 on this front, we set out in 2019 to broaden our instrument offerings even further. In the first quarter, we achieved the most significant of these with the FDA approval of Senhance Ultrasonic instruments, which we achieved in January. All of our U.S. accounts have now received and begun to utilize ultrasonic with the Senhance and the clinical feedback from our global installed base has been excellent. Many surgeons are utilizing the instrument to perform complex dissections across general surgery, colorectal, bariatric, gynecology and urology with speed and safety. Based on the feedback we have received from surgeons in the field, and prospective customers in our pipeline, we feel this advice expands the overall attractiveness of the Senhance platform meaningfully. The second is articulating instruments for which we continue to expect to receive FDA clearance later this year. Our third priority for 2019 is the advancement of the technological capabilities of

Senhance through the integration of image analytics technologies. We believe that the innovative capabilities we acquired will meaningfully advance the benefits of digital laparoscopy to patients, surgeons and operating rooms globally. In 2019, we will work toward the rollout of these innovative capabilities. We've begun to make progress on this front, with the initial step being additional product development followed by submission of a FDA 510(k) application, which we continue to expect to complete by the end of 2019. Through our interactions with hospitals considering Senhance, we have received interest in evaluating the Senhance for pediatric surgery. Currently, pediatric surgeons typically utilize standard laparoscopic instruments designed for the adult population when operating on children. Because instrument control is so important when working on smaller anatomy, robotics would seem to be a natural solution, but the larger instruments of existing technologies have limited adoption in this population. Based on the Senhance's robotic instrument control, haptic feedback and 3-millimeter instruments, we believe we may be in a unique position to address this market. We have conducted some preliminary testing to evaluate the potential to serve this market, and will continue to work over the coming quarters. We look forward to updating you with our progress as this exciting opportunity evolves. Our final strategic priority is the continued facilitation of the commercial adoption of Senhance in Asia. As noted on our last quarterly update, we received full Taiwanese FDA approval in the fourth quarter of 2018 allowing us to begin to market to both surgeons and healthcare providers. We were able to quickly capitalize on this approval with the sale in the fourth quarter of 2018, as well as another system sale in the first quarter of 2019 to Veterans General Hospital in Taipei. The system we sold in December 2018 was installed and the surgeon training was completed in the first quarter. The team at Fu Jen Catholic Hospital began performing surgery last week with 12 general surgery cases completed in a span of just 7 days. This demonstrates how the Senhance's familiar interface for laparoscopic surgeons can simplify the rapid adoption of a clinical program. We expect to install the system sold to Veterans General Hospital and begin the clinical program later this quarter. And in Japan, we continue to make progress on the regulatory activities. This process is typically measured in years not quarters, so we will provide updates as warranted. We plan to leverage a hybrid model in Japan, where we will appoint a national distributor for sales, marketing and technical support, while we manage regulatory, clinical and training activities directly. We are in the final stages of appointing the distributor representative and expect to complete this selection later in the quarter. I would now like to turn the call over to Joe to provide a financial review.Joseph P. Slattery – TransEnterix, Inc. – Executive VP & CFO

Thanks, Todd. For the 3 months ended March 31, 2019, the company reported revenue of $2.2 million as compared to revenue of $4.8 million in the 3 months ended March 31, 2018. The company sold 1 system in the first quarter of 2019 as compared to 2 systems in the prior-year period. Revenue related to system sales totaled $1.3 million and $3.5 million respectively for the comparable periods. Instruments and accessories sales in the first quarter of 2019 totaled $546,000 versus $1.1 million for the comparable prior-year period. Services increased to $348,000 for the 3 months ended March 31, 2019, compared to $202,000 for the comparable prior-year period. The total revenue in the quarter attributable to the Taiwan system sale was $1.3 million. Gross margin for the first quarter was negative 13% due to fixed and variable costs in excess of revenues. R&D expenses in the quarter increased to approximately $5.7 million as compared to the prior-year period at $5.3 million, due primarily to increased personnel and supplies costs. Sales and marketing expenses in the quarter increased to $7.7 million from $6 million in the prior-year period, as we continue to expand investment in our commercial infrastructure with a focus in the U.S. General and administrative expenses in the quarter increased to approximately $4.6 million from approximately $2.7 million in the prior-year period, primarily due to increased headcount and consulting services to support our overall growth and geographic expansion. GAAP net loss for the quarter was $22.5 million or $0.10 per share compared to a GAAP net loss of $882,000 or $0.00 per share in the prior-year period. For the 3 months ended March 31, 2019, adjusted net loss was $18.7 million or $0.09 per share as compared to an adjusted net loss of $11.3 million or $0.06 per share in the 3 months ended March 31, 2018, after adjusting for the gain from the sale of SurgiBot assets and noncash charges for amortization of intangible assets, change in fair value of contingent consideration, and change in fair value of warrant liabilities. Cash and short-term investments as of March 31 was $48.4 million. We have not raised any capital through the ATM that we announced last December. We continue to believe that our existing cash and additional debt proceeds will support the business until late 2020, including incremental debt under our agreement with Hercules Capital. Now I'll turn the call back over to Todd. Todd?

Todd M. Pope – TransEnterix, Inc. – CEO, President & Director

Thanks, Joe. Now turning to guidance. In the second quarter, we expect to sell 2 to 4 systems globally, and although it has been a slow start to the year, we remain confident in the quality of our pipeline and expect to show meaningful revenue growth in the back half of the year. As a recap, we remain confident about our future here at TransEnterix, with the benefits of significantly expanded market opportunity through recent additions of key instrument offerings, a newly bolstered and expanding commercial sales infrastructure, and increased geographic opportunities. Our confidence in full year 2019 sales growth remains. We continue to strongly believe that we'll drive adoption of Senhance both in the U.S. and abroad, leveraging the outstanding foundation our team has worked so hard to build. And with that, I'd like to open up the line for questions.QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question is going to come from Rick Wise from Stifel.

Frederick Allen Wise – Stifel, Nicolaus & Company, Incorporated, Research Division – MD & Senior Equity Research Analyst

Good afternoon and thanks for taking the question. Let me start off with a question about pipeline and the outlook for the rest of the year. Todd, I mean, thank you for giving us some clarity about the second quarter. And, I guess, it might be helpful for me, I am sure for everybody to hear why you are confident -- your thoughts about your confidence about the meaningful revenue growth -- it sounds like in the second half of the year. Is it that you have purchase orders in hand, is it that the pipeline is clearly evolving? Is it that you feel like you have a team and the technology in place? Just help us understand you're thinking behind your -- clearly, I think it would seem well-founded optimism about the way the year unfolds?

Todd M. Pope

Yes, thank you, Rick. And I appreciate the question, I think those are all spot on. Let's talk a little bit about the Q1. Certainly, we're kind of dealing with a lot of small numbers as an emerging commercial growth company. Two of the deals that we felt like we closed at the time we provided guidance had extenuating circumstances. Those deals are delayed, they are not necessarily lost. We had a change in decision-maker in one and need longer time to convert surgeon interest to a hospital administration approval. So, disappointing, but that's a little background. As we talk about Q2, as you think about our approach to guidance has really evolved over the last year. A year ago, we just felt that our visibility was pretty limited. We just didn't feel good about providing guidance, we were just getting going. As our visibility improved and we felt like our ability to predict sales improved a little bit, we wanted to do that and we certainly recognize the importance of providing guidance that we can achieve. And we didn't meet our own standards in the first quarter. Kind of taking all that into account, we felt like when we wanted to give guidance into Q2, I will give you a little bit more color on that. As we sit here today, we currently already have one purchase order in hand, and another that we expect in the next week or two. So we feel like if we will be hitting the middle of the Q2, we're well on our way to hitting our target in the Q2 of 2 to 4 systems. So I think that's a little bit of a background on Q1, certainly a little bit of confidence check for us on Q2. And I would just say that as we look toward the back half of 2019, we certainly have been out in the O U.S. market for a little longer. We've had several accounts up and going close to 3 years outside the U.S., so we've been able to take our perspective pipeline there. If you think about O U.S. surgeons, they've got strong laparoscopic surgery skills and many of these markets are cost conscious as it relates to procedure cost. When we go out there, right off the bat that offering of Senhance really resonates. And as we think about the U.S., there are a little bit different competitive dynamics. And what we really felt like we needed as we've seen everywhere in the world, hospitals when they get close to purchasing they want to have some good reference accounts in their geography so that they can go to as a final step, talk to people, both surgeons and administrators, and spend some time there and get those people’s feedback. And we've been stating the last couple of quarters that's our most important task. And we feel like now and I think you and others that have seen some of the news coming out of SAGES. We now are starting to get not just European KOLs to get out and talk about their experience, share some of their data and their enthusiasm, we're starting to get some advocates in the U.S., at multiple different sites. And that's what you need to be able to make that final step to convert these pipeline accounts into purchases. It's taken us a little bit of time to get there, and we feel good about where we are. But now that those sites are starting to progress from training to credentialing, to comfort, to higher-volume, to multiple specialties, to advocates, that's where we feel like it's really going to start paying dividends in our pipeline throughout the year. And we feel very good about our full year 2019 growth. So kind of a long answer to your question, but I wanted to make sure to go into the depth to provide a perspective on your question.

Frederick Allen Wise

No, that was helpful. You talked about both the referenced sites and the way you're reaching out with these broadcasts. A couple of questions around that. Do you -- it seems like you have, if I'm understanding correctly, 2 U.S. reference sites now. Even if I'm -- if it's 3, even if I don't have the right number, how many do you need -- at this point you feel like you have a solid reference site -- U.S. reference site base and you think you can get there this year. And maybe give us a little bit more color about these live broadcasts. I mean, are single digit docs listening in or are 100s listening in? And what impact is that live streaming discussions? What kind of impact it is having?

Todd M. Pope

Yes. I mean, great question. The best way I can describe what we think our deal is when we look at our experience outside of the United States, especially in Europe. We early on had 1 site in Europe that was fairly busy, and then we added a second. And now we've added a third that are very high volume, very high volume with Senhance. So we've been seeing that when you have different sites across different geographies that have different specialties, that really allows you to cover a lot of ground. So in the U.S., yes, we feel like we've got 2 or 3 of those now that are in different parts of the U.S., easy to get to with a drive or a plane flight. And we think at that point, we also have different specialties doing different procedures. So we're starting to now replicate what we saw in Europe that really allowed Europe to get out and have success over the last year, year and a half. We feel like we've got those reference sites now. And to answer your question, how many is enough. I think everyone that you add, adds exponential impact certainly. Now your question on live broadcast. There is no doubt I've been in surgery now going on 30 years and surgeons like to see surgery with devices, that's what they like to see. And we realized early on some of our purchases we were able to convert by traveling prospective hospitals and surgeons to the site. Though with today's technology, we’ve now set up some of our higher volume sites to be able to broadcast surgery on a monthly basis. This is very effective because from the comfort of your own laptop, you can dial in, you can watch procedures being done. We got a nice camera aspect, where you can see inside the patient. You can see the console and you can see the greater rooms, you can have multiple camera angles. You can have Q&A, the surgeon is able to moderate throughout the procedure. So this has really, really helped us. It helps with awareness, but it also helps people later stage of pipeline accounts. They don't necessarily have to travel, they can sit there and have an interactive experience. And as far as the numbers, whenever you get your numbers back, you don't know if someone's there in the room with 10 people or not, but our log ins are hundreds of people, not 3 or 4. It's just hard to say exactly how many people are in each one of those rooms. And that continues to be revisited time and time again. So it's really helped I think with awareness, and also just comfort of some of our pipeline accounts being able to see multiple different procedures done and have a live time Q&A.

Frederick Allen Wise

Right. A couple of from me if you don't mind. Todd, given the timelines in Europe and as you say you've been up there for longer. Should we be -- I mean I hear about the delayed U.S. systems and stuff happens, I get that, it is still early days. But should we be surprised that there were no sales in Europe or Eastern Europe this quarter?

Todd M. Pope

I mean, look, I think that was a disappointment to us. I don't think there's any way around it. It really was -- you find in a company like ours when you sell your first couple of systems, that's great and you get up and going. But when you get systems and the teams in different countries with different languages, it's a big effort for the company to go out, make sure your training, proctoring, you're creating credentialing requirements and you are also starting to host other pipeline accounts from different parts of the world. So some of the organizations focus really gets on making sure that the systems that you have out there are operating tiptop. And we hope that those sites can be cultivated into hosting our pipeline, not everyone wants to host. But I think that's one of the things that we've certainly spent some time with our European team on. We're seeing pipeline accelerations certainly in Western Europe. Now we have 2 of our busiest sites in the world there. That really helps us. And then when you look at Eastern Europe, we've got a strong pipeline there, typically the ASPs are a little higher there. And these are deals that are pretty major undertakings because a lot of the hospitals are a part of a government program and it takes a lot of coordination between the government’s funding and the end users. But those systems that fall under that criteria are really lining up well. As you kind of keep going around the globe, it's early days for us in Asia, but you see we got approval in Taiwan and very quickly we've been able to move to get systems sold, installed, trained and used and so that's an encouraging sign. I'll say that Japanese regulatory clearance, when that happens, will be a significant opportunity for us. We've talked about it in the past, that's the second largest market for robotics in the world, as you rate by country. And then, also in Asia, we've not talked about this in the past but we are now exploring the Chinese market. It's certainly a market that people pay attention to. Big market, and we have good knowledge if you follow the company. We have a good understanding of the Chinese market. So we're now in the stages of exploring commercialization in China, which gets a lot of attention from a lot of people, especially with some of the features we offer in our cost per procedure. So a little commentary on the globe both U.S. and outside the U.S.

Frederick Allen Wise

And just last one for me now, Todd. I know in many recent quarters, you've talked about the upcoming quarter in some kind of press release. I didn't look back to see how many precisely, but I feel like a number of recent quarters you've previewed, good or bad in advance. And I noticed that there was no early comment on this quarter. Just wondering does this reflect a change in your thinking about how you are communicating? Or something about your changing strategy? Maybe just tell us how your thinking has evolved and what we should expect going forward? Thank you very much.

Joseph P. Slattery

Thanks, Rick. This is Joe. And thanks for the question. We -- in the past from time to time, we have put out an early quarter update on the prior quarters’ results. But as we have matured as a business, we feel like we feel the focus of our communication to the street should be these calls and while we may put out releases intra-quarter on specific events that are materials, we feel like focusing our energy and communication on a singular call is the right path for us going forward.

OperatorOur next question comes from Jeffrey Cohen from Ladenburg Thalmann.

Jeffrey Scott Cohen – Ladenburg Thalmann & Co. Inc., Research Division – MD of Equity Research

Hi Todd and Joe. I had a few questions I wanted to get in. Firstly, can you talk about the placement this quarter, what country was it in, you said Asia in the press release?Todd M. Pope

Yes, Taiwan.

Jeffrey Scott Cohen

Okay. Got it. And then could you give us some color as far as types of cases that were performed this quarter and any particular that stand out or any that surprised you on the upside or vice versa?

Todd M. Pope

I would say that general surgery and GYN continue to be the lion share of the business. There's so many general surgery cases to be done. And certainly, when you talk about hernia cases and in the GYN side, 3-millimeter instruments continue to be a draw. So we continue to see some acceleration there. We continue to get drawn to higher volume, lower reimburse procedures. I think in the past a lot of people categorized what is appropriate for robotics, was higher reimburse, maybe more complicated procedures. But with our cost per procedure being close to parity with laparoscopy, we're starting to see not as much pressure on what types of procedures are done, and that's been helpful. I would say that a big milestone for us was getting our ultrasonic energy device approved in the Q1. So in Europe, I know that we've started to see more bariatric procedures done too. When you're working like with short vessels that attach to the stomach, gastroepiploic and whatnot, you really want tissue dissection capabilities with ultrasonic, which is ideal on that. I will say that our feedback has universally been fantastic with the ultrasonic device. So we see that probably about 1/3 of our cases now are utilizing the ultrasonic. So that would be the commentary, Jeff, I'd give you kind of on a case mix and how it's evolving some.

Jeffrey Scott Cohen

Okay. And then Todd, I know Rick kind of probed you a little bit as far as the funnel description. Can you give us a sense for maybe it's width or it's depth and maybe how that compares today with what it looked like at the end of '18, as far as number of accounts that have made it to early stages, mid stages, late stages?Todd M. Pope

I mean, I'll probably give you some commentary more from the macro level on the pipeline. I think you as many people have followed us over time, we feel like we continue to have a pretty rich pipeline for the number of sales representatives we have out there. One of the reasons we haven’t continued -- we get some questions of why don't we add more sales folks. We wanted to make sure especially in the U.S., that when we do continue to build our pipeline at these places, I have good referenceable accounts to go to, we rarely come and talk to people and tell them the story about Senhance when they are not interested. So to continue to add to that before we have places to go and show them surgery, we have elected not to do that. But if you heard in my commentary of the script, we've added someone out west, so we're starting to look west as any company would. We've added a few other folks both on the commercial side that are account focused, market development, both pre kind of pipeline purchase and after people purchase, how can we help them develop their markets. So if you heard some of the increase in hiring we've done in the Q1, I think, you can take that as vote of confidence for us that we're ready to start investing more in our commercial infrastructure and capabilities. We have a fantastic team that's already in existence here at TransEnterix. They just continue to need some help to be able to manage a little bit broader and wider pipeline. So that's how I give you some descriptors there.

Jeffrey Scott Cohen

Okay. That's great. And then lastly, Joe, could you comment any on the G&A for the quarter. Looked a little bit on the heavy side, anything that was one time in nature that stood out on that front?

Joseph P. Slattery

Yes, there wasn't anything one-time. We compared to last year we had pretty significant headcount growth as we’ve expanded our footprint globally.

Jeffrey Scott Cohen

Okay. So is that the type of pace that we should expect for 2019 on the G&A side?

Joseph P. Slattery

No, there's some stock comp that is confounding that number a little bit that you should be able to get at through the 10-Q to see what the underlying cash number is.

Jeffrey Scott Cohen

Okay. Perfect that does it for me. Thanks guys, I appreciate it.

Todd M. Pope

Thanks Joe.

Operator

And our next question comes from Larry Keusch from Raymond James.

Lawrence Soren Keusch – Raymond James & Associates, Inc., Research Division – MD

Thank you. Good afternoon guys. Todd, I was hoping you might be able to talk a little bit about the image analytics technology. And I guess the specific question is, when you launched that first version of it, what are the expectations for what the capabilities will be there?

Todd M. Pope

Yes, thanks, Larry, appreciate it. It's a good question. That comes from our acquisition of MST over in Israel. Really have been excited about that. We started to show this to some of our surgeons, and when we think about image analytics, we think about it in a couple of ways. Today, cameras continue to improve over the years and we've certainly seen one of the advancements in imaging has been with fluorescence. We get a lot of positive feedback as we're able to take best-in-class fluorescence and plug-in right into the Senhance. We don't have to rely on years old software. So that's really helped us with kind of being front of the class with image and robotics. With the image analytics, we want to stop just showing surgeons images and we want to be able to start doing something with that. We know that one of the biggest frustrations with both laparoscopy and robotics is controlling your vision. We know that that's important to address, so we certainly done that with our eye tracking technology, and we've got some capabilities with the MST acquisition, we're doing that. So as we think about kind of our initial application of that technology, it's kind of 3 new features that we'll focus on early. First, we don't want the instruments to have to leave the field of view, this is the best practice if you talk to surgeons on laparoscopic surgery. We've got an ability to do that to keep the instruments centered. Second, permits the camera to follow instruments autonomously, that's a big deal, that's just another way to control your vision, that’s certainly improved what we're hearing from surgeons, both from current laparoscopy and current robotics. And then third is the suture assist feature. It will recognize when the surgeon is suturing and it'll automatically zoom in and out to ensure the placement of sutures is, where they want and it is kind of simplifies workflow. The technology is going to continue to learn when you're getting ready to do something. It can take the next step instead of requiring human interaction, and we think that's helpful. So in '19, we're going to continue to work toward rolling out these capabilities. And we continue to feel confident that our product development integration will follow through with the submission of a 510(k) by the end of this year.Lawrence Soren Keusch

Okay, perfect. I guess just 2 other quick questions for you relative to the 2 to 4 systems that you talked about for the 2Q, You mentioned that 1 had been sold and the other one sounds like you're getting close on. Would you be willing to give us some color on the geography of those 2 systems?

Todd M. Pope

Yes. Those systems that we have a PO in, and the system that we expect to get a signature on in the next week or so, those are both in EMEA, in our EMEA region. But we obviously have a pretty active pipeline around the world, certainly the U.S. is one of our big focuses and we know people are ready for us to convert some of those interests into sales. That's a big focus. And as we talked about Asia, we have a lot going on too. But that's where the first 2 that I referenced are.

Lawrence Soren Keusch

Great. Okay. And then lastly, not sure how much color you can provide on this, but I listened carefully to your comments relative to the second half of the year and you talked about meaningful growth. What's the right way to put meaningful growth in context to, let's just call the 2 to 4 that you're expecting for the 2Q. I'm just trying to make sure that we are sort of calibrated here?

Todd M. PopeYes. Well, as I think about the commentary and I chose those words carefully. I look at med tech and what we think is meaningful growth for med tech companies that are growing at a good clip. We want to compare our 2019 sales to our 2018 sales and be considered high growth quality med tech as far as sales growth. And we look at 2018 and we look at our pipeline over the back of the year, and we think we're going to finish 2019, and that will be categorized as high growth med tech. So that's the way we think about it year-over-year and we feel confident in that.

Lawrence Soren Keusch

Great I appreciate the insight. Thank you Todd.

Todd M. Pope

Thanks for the question Larry.

Operator

And that concludes our question-and-answer session for today. I would now like to turn the call back to Todd Pope for closing remarks.Todd M. Pope

Just want to thank everybody for joining us on today's call. We certainly look forward to updating you on our progress in the next quarter. Thank you.

Operator

Ladies and gentlemen, thank you for participating in today's conference. This concludes today's program, and you may all disconnect. Everyone, have a great day.